Exhibit 10.1

May 18, 2005

Mr. David W. Olson

Senior Vice President, Corporate Communications

[ADDRESS]

[ADDRESS]

Dear David:

The purpose of this letter agreement (this “Agreement”) is to memorialize your current employment arrangements with Health Net, Inc. (the “Company”). As you are aware, you and the Company are currently party to an Offer Letter Agreement, dated December 30, 1993, a Severance Payment Agreement dated December 4, 1998 and an Agreement dated January 1, 2001 providing for your consent to certain changes under the Company’s Second Amended and Restated 1991 Stock Option Plan and 1997 Stock Option Plan, as amended (collectively, the “Employment Agreement”). By executing this Agreement, you agree to the amendment and restatement of your Employment Agreement as set forth herein.

1. Duties and Salary.

A. Duties. Your title is Senior Vice President, Corporate Communications, but may be changed at the discretion of the Company to a title that reflects a similarly senior executive position. You report directly to Jay Gellert, President and Chief Executive Officer of the Company, but your reporting relationship may be changed from time to time at the discretion of the Company. Your duties and responsibilities are to provide executive leadership and management of the corporate communications and investor relations functions, but the Company reserves the right to assign you other duties as needed and to change your duties from time to time on reasonable notice, based on your skills and the needs of the Company.

B. Salary. You are paid an annual base salary of $269,104.14, less applicable withholdings (payable on a bi-weekly basis) (“Base Salary”), which covers all hours worked. Generally, your Base Salary will be reviewed annually, but the Company reserves the right to change your compensation from time-to-time. Pursuant to the charter of the Compensation Committee (the “Committee”) of the Company’s Board of Directors, any adjustment to your compensation must be made with the approval of the Committee (or, in the event that you constitute one of the top two (2) highest paid executive officers of the Company, with the ratification of the Company’s Board of Directors).

C. Disclosure of Personal Compensation Information. As an “executive officer” of the Company (as such term is defined in the rules and regulations of the Securities and Exchange Commission (“SEC”)), information regarding your employment arrangements with the Company, including, among other things, the terms of this Agreement and any stock option agreement, restricted stock agreement and/or severance agreement you enter into with the Company from time to time (collectively, “Personal Compensation Information”), may be disclosed in filings with the SEC, the New York Stock Exchange (“NYSE”) and/or other regulatory organizations upon the occurrence of certain triggering events. Such triggering events include, but are not limited to, the execution of this Agreement and any amendments thereto, changes in your Base Salary, any annual incentive payment (whether in the form of cash or equity) awarded to you (in the past or after the date hereof), and the establishment of performance goals under the Company’s incentive plans. Your execution of this Agreement will serve as your acknowledgement that your Personal Compensation Information may be publicly disclosed from time to time in filings with the SEC, NYSE or otherwise as required by applicable law.

2. Adjustments and Changes in Employment Status. You understand that the Company reserves the right to make personnel decisions regarding your employment, including but not limited to decisions regarding any promotion, salary adjustment, transfer or disciplinary action, up to and including termination, consistent with the needs of the business or the Company. Generally, your performance and compensation will be reviewed on an annual basis.

3. Protection of Proprietary and Confidential Information. You agree that your employment creates a relationship of confidence and trust with the Company with respect to Proprietary and Confidential Information (as defined below) of the Company learned by you during your employment.

A. You agree not to directly or indirectly use or disclose any of the Proprietary and Confidential Information of the Company or any of its affiliates at any time except in connection with the services you provide to such entities. “Proprietary and Confidential Information” shall mean trade secrets, confidential knowledge, data or any other proprietary or confidential information of the Company or any of its affiliates, or of any customers, members, employees or directors of any of such entities, but shall not include any information that (i) was publicly known and made generally available in the public domain prior to the time of disclosure to you by the Company or (ii) becomes publicly known and made generally available after disclosure to you by the Company. By way of illustration but not limitation, “Proprietary and Confidential Information” includes: (i) trade secrets, documents, memoranda, reports, files, correspondence, lists and other written and graphic records affecting or relating to any such entity’s business; (ii) confidential marketing information including without limitation marketing strategies, customer and client names and requirements, services, prices, margins and costs; (iii) confidential financial information; (iv) personnel information (including without limitation employee compensation); and (v) other confidential business information.

B. You further agree that at all times during your employment and thereafter, you will keep in confidence and trust all Proprietary and Confidential Information, and that you will not use or disclose any Proprietary and Confidential Information or anything related to such information without the written consent of the Company, except as may be necessary in the ordinary course of performing your duties to the Company.

C. All Company property, including, but not limited to, Proprietary and Confidential Information, documents, data, records, apparatus, equipment and other physical property, whether or not pertaining to Proprietary and Confidential Information, provided to you by the Company or any of its affiliates or produced by you or others in connection with your providing services to the Company or any of its affiliates shall be and remain the sole property of the Company or its affiliates (as the case may be) and shall be returned promptly to such appropriate entity as and when requested by such entity. You shall return and deliver all such property upon termination of your employment, and you may not take any such property or any reproduction of such property upon such termination.

D. You recognize that the Company and its affiliates have received and in the future will receive information from third parties which is private, proprietary or confidential information subject to a duty on such entity’s part to maintain the confidentiality of such information and to use it only for certain limited purposes. You agree that during your employment, and thereafter, you owe such entities and such third parties a duty to hold all such private, proprietary or confidential information received from third parties in the strictest confidence and not to disclose it, except as necessary in carrying out your work for such entities consistent with such entities’ agreements with such third parties, and not to use it for the benefit of anyone other than for such entities or such third parties consistent with such entities’ agreements with such third parties.

E. Your obligations under this Section 3 shall continue after the termination of your employment and any breach of this Section 3 shall be a material breach of this Agreement.

4. Representation and Warranty of Employee. You represent and warrant to the Company that the performance of your duties, and the entering into of this Agreement, has not violated and will not violate any agreements with or trade secrets of any other person or entity. You further represent and warrant that you do not have any relationship or commitment to any other person or entity that might be in conflict with your obligations to the Company under this offer, including but not limited to outside employment, sales broker relationships, investments or business activities. You further understand and agree that while employed by the Company you are expected to refrain from engaging in any outside activities that might be in conflict with the business interests of the Company. In addition, you represent and warrant to the Company that you have not shared with or disclosed to, and will not share with or disclose to, the Company any proprietary or confidential information of your previous employers or any other third party.

5. Employee Benefits.

A. Employee Benefit Programs. You may be eligible for various employee benefit programs if you meet the applicable participation requirements. These benefit programs include paid time off (“PTO”), holidays, group medical, dental, vision, term life, and short and long term disability insurance and participation in the Company’s 401(k) plan, deferred compensation plan and tuition reimbursement plan. You will also be eligible to participate in any employee benefit programs added at any future time that are generally applicable to senior executives of the Company and that have been approved by the Committee, provided that you meet the applicable participation requirements; provided, however, that this provision does not extend to any individually negotiated or tailored benefits, plans or programs covering a particular employee or employees. Although the Company may sponsor a benefit or plan or program for some employees, it is not required to do so for all employees and may exclude certain employees now or in the future from one or more benefits, plans or programs. The Company or its subsidiaries or affiliates may modify, terminate or amend any benefit or plan in its discretion, retroactively or prospectively, subject only to applicable law.

B. Required Insurance. You are covered by workers’ compensation insurance and state disability insurance, as required by state law.

C. Financial Counseling Allowance. You are reimbursed up to the amount of $5,000 per year for documented costs incurred for your personal financial counseling services, including tax preparation.

D. Car Allowance. You are entitled to a car allowance of $1,000 per month.

E. Incentive Bonus. You are eligible to participate in the Health Net, Inc. Executive Incentive Plan (also known as the Management Incentive Plan (“MIP”)) in accordance with the terms of the MIP, which provides you with a target opportunity to earn each plan year up to 70% of your Base Salary as additional compensation according to the terms of the actual MIP documents. The bonus payment will range from 0% to 200% of target depending upon the actual results achieved, and specific, individually tailored measures will be established by the Company that must be achieved by you in order for you to be eligible to receive bonus payments for a given plan year. It is understood that the Committee and the Company will award bonus amounts, if any, as it deems appropriate consistent with the guidelines of the MIP. You acknowledge that in the event you are one of the top five (5) highest paid executive officers of the Company for a given calendar year under applicable federal securities laws, your bonus for that year, if any, will be subject to the Company’s Performance Based 162(m) Plan in lieu of the MIP.

F. Expenses. Subject to and in accordance with the Company’s written guidelines and procedures for business and travel expenses, you will receive reimbursement for all business travel and other out-of-pocket expenses reasonably incurred by you in the performance of your duties pursuant to this Agreement.

6. Stock Options. Any stock options or restricted stock granted to you have been or will be granted under the applicable Company Stock Option Plan (the “Stock Option Plan”), and have been or will be subject to the terms of the Company’s form of stock option agreement or restricted stock agreement, as applicable, as adopted by the Committee. Any future grants of stock options and/or restricted stock to you are at the discretion of the Committee.

A. Company Stock Ownership Requirement. In accordance with the Executive Officer Stock Ownership Guidelines adopted by the Board of Directors of the Company (the “Executive Stock Ownership Guidelines”), you are required to own shares of Common Stock of the Company having a value of one times your Base Salary in effect from time to time pursuant to this Agreement (the “Stock Ownership Requirement”). The number of shares of Common Stock you are required to own will be calculated based on the average NYSE closing price per share of the Company’s Common Stock (as adjusted for stock splits and similar changes to the Common Stock) for the most recently completed fiscal year of the Company.

Using your current salary of $269,104.14 and a stock price of $26.2684, which is the average closing price per share of the Company’s Common Stock as of December 31, 2004, your current stock ownership requirement is 10,245 (“Target Amount”). Any shares of Company Common Stock that you currently own and any shares of restricted stock of the Company that you own and have vested count toward the Target Amount. Stock options, unvested shares of restricted stock and shares of Common Stock gifted to others do not count toward the Target Amount. Under the Executive Stock Ownership Guidelines, you will have until August 2006 to comply with the Stock Ownership Requirement. Please keep in mind that the Target Amount is subject to change from time to time based on (1) changes in the average closing sales price of the Company’s Common Stock on an annual basis and (2) any changes in your Base Salary made pursuant to and in accordance with Section 1A of this Agreement.

The Committee expects that you will make reasonable progress toward your Stock Ownership Requirement. You will be notified on an annual basis of any changes in your Target Amount.

(B) Stock Plan Amendments. In accordance with the Agreement dated January 1, 2001 between you and the Company, you have previously consented, pursuant to Section 14 of the Company’s Second Amended and Restated 1991 Stock Option Plan (the “1991 Plan”) and Section 6.2 of the Company’s 1997 Stock Option Plan, as amended (the “1997 Plan”, and together with the 1991 Plan, the “Plans”), that the Plans, as amended by the amendments to the Accelerated Provisions of the Plans set forth on Exhibit A attached hereto, shall govern and apply to all of your outstanding options under the Plans, regardless of the date such options were granted. To the extent the option agreements for your outstanding options under the Plans state anything to the contrary, you and the Company have agreed that such option agreement(s) are amended to be consistent with the foregoing sentence.

7. Term of Employment. Your employment with the Company is “at-will,” which means that either you or the Company may terminate the employment relationship at any time, with or without advance notice and with or without Cause (as defined below). Upon termination of your employment for any reason, in addition to any other payments that may be payable to you hereunder, you (or your beneficiaries or estate) will be paid (in each case to the extent not theretofore paid) within thirty (30) days following your date of termination (or such shorter period that may be required by applicable law): your annual Base Salary through the date of termination, any compensation previously deferred by you (together with any interest and earnings therein), accrued but unused PTO, reimbursable expenses incurred by you prior to the termination date and any other compensatory plan, arrangement or program payment to which you may be entitled.

8. Severance Pay.

A. If your employment is terminated by the Company without Cause (as defined in subsection (C) below) at any time that is not within two (2) years after a Change in Control (as defined in subsection (D) below) of Health Net, Inc., you will be entitled to receive, provided you sign a Waiver and Release of Claims substantially in the form attached hereto as Exhibit B, which is incorporated into this Agreement by reference,

(a) a lump sum cash payment equal to one (1) year of your Base Salary in effect immediately prior to the date of your termination; and

(b) the continuation of all your medical, health, disability, life and accident insurance as maintained for your benefit immediately prior to the date of your termination (collectively, “Benefits”) for a period of one (1) year following the effective date of your termination.

The lump sum payments referred to above will be paid within thirty (30) days following your termination of employment.

B. If at any time within two (2) years after a Change in Control (as defined in subsection (D) below) of Health Net, Inc. your employment is terminated by the Company without Cause or you terminate your employment for Good Reason (as defined in subsection (E) below) (by giving the Company at least fourteen (14) days prior written notice of the effective date of termination), then you will be entitled to receive, provided you sign a Waiver and Release of Claims substantially in the form attached hereto as Exhibit B, which is incorporated into this Agreement by reference, (i) a lump sum payment equal to two (2) years of your Base Salary in effect immediately prior to the date of your termination, and (ii) the continuation of your Benefits for two (2) years following your date of termination provided, that in the event the Company requests, in writing, prior to such voluntary termination by you for Good Reason that you continue in the employ of the Company for a period of time up to 90 days following such Change in Control, then you shall forfeit such severance allowance if you voluntarily leave the employ of the Company prior to the expiration of such period of time. In the event that your employment is voluntarily terminated by you at any time (except for Good Reason within two (2) years after a Change in Control of Health Net, Inc.), then you shall not be eligible to receive any payments set forth in this Section 8). The lump sum payment will be paid within thirty (30) days following your termination of employment.

C. You further understand and acknowledge that the Company will have no obligation to provide the severance benefits called for in this letter if you terminate your employment voluntarily or if you are terminated for cause. For purposes of this letter, a “termination for cause” is defined as a termination of employment based on the determination by the Company, in its sole discretion, that you engaged in conduct that (1) violates a federal, state or local law, regulation or ordinance that is material to your performance or to your trustworthiness, (2) evidences dishonesty, gross carelessness or misconduct, negligence or neglect of duty, breach of a fiduciary obligation, or abandonment of the responsibilities of your position, (3) violates any policy or known business practice of the Company, (4) evidences habitual drunkenness or narcotic drug addiction, (5) results in the knowing unauthorized disclosure of confidential information relating to the business of the Company or any of its affiliates, (6) amounts to a breach of your obligations hereunder (or under any Company policy) to protect the proprietary and confidential information of the Company or any of its affiliates, or (7) is adverse to the best business interests of the Company.

D. For purposes of this Agreement, “Change in Control” is defined as any of the following which occurs subsequent to the effective date of your employment:

(i) Any person (as such term is defined under Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), corporation or other entity (other than Health Net, Inc. or any of its subsidiaries, or any employee benefit plan sponsored by Health Net, Inc. or any of its subsidiaries) is or becomes the beneficial owner (as such term is defined in Rule 13d-3 under the Exchange Act) of securities of Health Net, Inc. representing twenty percent (20%) or more of the combined voting power of the outstanding securities of Health Net, Inc. which ordinarily (and apart from rights accruing under special circumstances) have the right to vote in the election of directors (calculated as provided in paragraph (d) of such Rule 13d-3 in the case of rights to acquire Health Net, Inc.’s securities) (the “Securities”);

(ii) As a result of a tender offer, merger, sale of assets or other major transaction, the persons who are directors of Health Net, Inc. immediately prior to such transaction cease to constitute a majority of the Board of Directors of Health Net, Inc. (or any successor corporations) immediately after such transaction;

(iii) Health Net, Inc. is merged or consolidated with any other person, firm, corporation or other entity and, as a result, the shareholders of Health Net, Inc., as determined immediately before such transaction, own less than eighty percent (80%) of the outstanding Securities of the surviving or resulting entity immediately after such transaction:

(iv) A tender offer or exchange offer is made and consummated for the ownership of twenty percent (20%) or more of the outstanding Securities of Health Net, Inc.;

(v) Health Net, Inc. transfers substantially all of its assets to another person, firm, corporation or other entity that is not a wholly-owned subsidiary of Health Net, Inc.; or

(vi) Health Net, Inc. enters into a management agreement with another person, firm, corporation or other entity that is not a wholly-owned subsidiary of Health Net, Inc. and such management agreement extends hiring and firing authority over you to an individual or organization other than Health Net, Inc.

E. For purposes of this Agreement, the term “Good Reason” means any of the following which occurs, without your consent, subsequent to the effective date of a Change in Control as defined above:

(i) A demotion or a substantial reduction in the scope of your position, duties, responsibilities or status with the Company, or any removal of you from or any failure to reelect you to any of the positions (or functional equivalent of such positions) referred to in the introductory paragraphs hereof, except in connection with the termination of your employment for Disability (as defined below), normal retirement or Cause or by you voluntarily other than for Good Reason;

(ii) A reduction by the Company in your Base Salary or a material reduction in the benefits or perquisites available to you as in effect immediately prior to any such reduction;

(iii) A relocation of you to a work location more than fifty (50) miles from your work location immediately prior to such proposed relocation; provided that such proposed relocation results in a materially greater commute for you based on your residence immediately prior to such relocation; or

(iv) The failure of the Company to obtain an assumption agreement from any successor contemplated under Section 14 of this Agreement.

9. Termination by the Company for Cause. The Company may terminate your employment for Cause at any time with or without advance notice. In the event of such termination, you will not be eligible to receive any of the payments set forth in Section 8(A) or 8(B) above.

10. Termination due to Death or Disability. In the event that your employment is terminated at any time due to death or Disability, you (or your beneficiaries or estate) shall be entitled, to (a) continuation of your Benefits for a period of six (6) months from the date of termination and (b) a lump sum payment equal to one-half (1/2) your Base Salary in effect immediately prior to the date of your termination, to be paid within thirty (30) days following your termination of employment, provided in the event of a termination due to Disability, you sign the Waiver and Release of Claims which is incorporated into this Agreement by reference as

Exhibit B. For purposes of this Agreement, a termination for “Disability” shall mean a termination of your employment due to your absence from your duties with the Company on a full-time basis for at least 180 consecutive days as a result of your incapacity due to physical or mental illness.

11. Withholding. All payments required to be made by the Company hereunder to you or your estate or beneficiaries shall be subject to the withholding of such amounts relating to taxes as the Company may reasonably determine should be withheld pursuant to any applicable law or regulation.

12. Potential Tax Consequences for “Parachute” Payments.

A. Notwithstanding any other provisions of this Agreement, in the event that (i) any payment or distribution by the Company to or for your benefit (whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or any other plan, arrangement or agreement with the Company, any person whose actions result in a Change in Control or any person affiliated with the Company or such person) (all such payments and distributions, including the severance payments and benefits provided for in Section 8 hereof (the “Severance Payments”), being hereinafter called (“Total Payments”) would be subject (in whole or part) to the excise tax imposed under Section 4999 of the Internal Revenue Code of 1986, as amended (the “Code”), or any successor provision enacted under the Code or any interest or penalties are incurred by you with respect to such excise tax (such excise tax, together with any such interest and penalties, are hereinafter collectively referred to as the “Excise Tax”) and (ii) there are any excess parachute payments (within the meaning of Section 280G(b) of the Code or any successor provision enacted under the Code), in the aggregate, in respect of such Total Payments in excess of $50,000, then the Company shall pay to you an additional cash payment (the “Tax Gross-up”) so that after receipt of such Tax Gross-up, the payment of any additional federal, state and local income taxes on such Tax Gross-up amount and the payment of any Excise Taxes, you shall receive such net amount of Total Payments equal to the amount that you would have received if no Excise Tax was due; provided, however, that you shall cooperate in good faith with the Company to minimize the amount of the Excise Tax that may become payable by taking any such action or making any such election as may be reasonably requested by the Company in respect of the Total Payments due to you.

B. Subject to the provisions of Section 12(C), all determinations required to be made under this Section 12, including whether and when a Tax Gross-Up is required and the amount of such Tax Gross-Up and the assumptions to be utilized in arriving at such determination, shall be made by the public accounting firm that, immediately prior to the Change in Control, was the Company’s independent auditor (the “Accounting Firm”) which shall provide detailed supporting calculations both to the Company and you within fifteen (15) business days of the receipt of notice from you that you have received Total Payments, or such earlier time as is requested by the Company. All fees and expenses of the Accounting Firm shall be borne solely by the Company. Any Tax Gross-Up, as determined pursuant to this Section 12, shall be paid by the Company to you within five (5) days of the receipt of the Accounting Firm’s determination. If the Accounting Firm determines that no Excise Tax is payable by you, then the Accounting Firm shall furnish to you a written opinion that failure to report the Excise Tax on your applicable federal income tax return would not result in the imposition of any tax assessment or a negligence or similar penalty. Any determination by the Accounting Firm shall be binding upon you and the Company. As a result of any uncertainty in the application of Section 4999 of the Code at the time of the determination by the Accounting Firm hereunder, it is possible that Tax Gross-Up which will not have been made by the Company should have been made (“Underpayment”), consistent with the calculations required to be made hereunder. In the event that the Company exhausts its remedies pursuant to Section 12(C) and you thereafter are required to make a payment of any Excise Tax, the Accounting Firm shall determine the amount of the Underpayment that has occurred and any such Underpayment shall be promptly paid by the Company to you or for your benefit.

C. You shall notify the Company in writing of any claim by the Internal Revenue Service that, if successful, would require the payment by the Company of the Tax Gross-Up. Such notification shall be given as soon as practicable but no later than ten (10) business days after you are informed in writing of such claim and shall apprise the Company of the nature of such claim and the date on which such claim is requested to be paid. You shall not pay such claim prior to the expiration of the thirty (30) day period following the date on which you give such notice to the Company (or such shorter period ending on the date that any payment of taxes with respect to such claim is due). If the Company notifies you in writing prior to the expiration of such period that it desires to contest such claim, you shall:

(1) give the Company any information reasonably requested by the Company relating to such claim,

(2) take such action in connection with contesting such claim as the Company shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by the Company,

(3) cooperate with the Company in good faith in order effectively to contest such claim, and

(4) permit the Company to participate in any proceedings relating to such claim;

provided, however, that the Company shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest and shall indemnify and hold you harmless, on an after-tax basis, for any Excise Tax or income tax (including interest and penalties with respect thereto) imposed as a result of such representation and payment of costs and expenses. Without limitation on the foregoing provisions of this Section 12(C), the Company shall control all proceedings taken in connection with such contest and, at its sole option, may pursue or forego any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim and may, at its sole option, either direct you to pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and you agree to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Company shall determine; provided further, that if the Company directs you to pay such claim and sue for a refund, the Company shall advance the amount of such payment to you on an interest-free basis and shall indemnify and hold you harmless, on an after-tax basis, from any Excise Tax or income tax (including interest or penalties with respect thereto) imposed with respect to such advance or with respect to any imputed income with respect to such advance and any and all costs and expenses of any such contest, dispute and/or appeal that you pay directly; and provided further, that any extension of the statute of limitations relating to payment of taxes for your taxable year with respect to which such contested amount is claimed to be due is limited solely to such contested amount. Furthermore, the Company’s control of the contest shall be limited to issues with respect to which a Tax Gross-Up would be payable hereunder and you shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.

D. If, after your receipt of an amount advanced by the Company pursuant to Section 12(C), you become entitled to receive, and receive, any refund with respect to such claim, you shall (subject to the Company’s complying with the requirements of Section 12(C)) promptly pay to the Company the amount of such refund (together with any interest paid or credited thereon after taxes applicable thereto). If, after your receipt of an amount advanced by the Company pursuant to Section 12(C), a determination is made that you shall not be entitled to any refund with respect to such claim and the Company does not notify you in writing of its intent to contest such denial of refund prior to the expiration of thirty (30) days after such determination, then such advance shall be forgiven and shall not be required to be repaid and the amount of such advance shall offset, to the extent thereof, the amount of Tax Gross-Up required to be paid.

E. At the time that payments are made under this Section 12, the Company shall provide you with a written statement setting forth the manner in which such payments were calculated and the basis for such calculations including, without limitation, any opinions or other advice the Company has received from tax counsel, the Auditor or other advisors or consultants (and any such opinions or advice which are in writing shall be attached to the statement).

13. Restrictive Covenants.

A. You hereby agree that, during (i) the six (6)-month period following a termination of your employment with the Company that entitles you to receive severance benefits under this Agreement or a written agreement with or policy of the Company or (ii) the twelve (12)-month period following a termination of your employment with the Company that does not entitle you to receive such severance benefits (the period referred to in either clause (i) or (ii), the “Restricted Period”), you shall not undertake any employment or activity (including, but not limited to, consulting services) with a Competitor (as defined below) in any geographic area in which the Company or any of its affiliates operate (the “Market Area”), where the loyal and complete fulfillment of the duties of the competitive employment or activity would call upon you to reveal, to make judgments on or otherwise use or disclose any confidential business information or trade secrets of the business of the Company or any of its affiliates to which you had access during your employment with the Company. For purposes of this Section, “Competitor” shall refer to any health maintenance organization or insurance company that provides managed health care or related services similar to those provided by the Company or any of its affiliates.

B. In addition, you agree that, during the applicable Restricted Period following termination of your employment with the Company, you shall not, directly or indirectly, (i) solicit, interfere with, hire, offer to hire or induce any person, who is or was an employee of the Company or any of its affiliates at the time of such solicitation, interference, hiring, offering to hire or inducement, to discontinue his/her relationship with the Company or any of its affiliates or to accept employment by, or enter into a business relationship with, you or any other entity or person or (ii) solicit, interfere with or otherwise contact any customer or client of the Company or any of its affiliates.

C. It is hereby further agreed that if any court of competent jurisdiction shall determine that the restrictions imposed in this Section 13 are unreasonable (including, but not limited to, the definition of Market Area or Competitor or the time period during which this provision is applicable), the parties hereto hereby agree to any restrictions that such court would find to be reasonable under the circumstances.

D. You also acknowledge that the services to be rendered by you to the Company are of a special and unique character, which gives this Agreement a peculiar value to the Company or any of its affiliates, the loss of which may not be reasonably or adequately compensated for by damages in an action at law, and that a material breach or threatened breach by you of any of the provisions contained in this Section 13 will cause the Company or any of its affiliates irreparable injury. You therefore agree that the Company may be entitled, in addition to the remedies set forth above in this Section 13 and any other right or remedy, to a temporary, preliminary and permanent injunction, without the necessity of proving the inadequacy of monetary damages or the posting of any bond or security, enjoining or restraining you from any such violation or threatened violations.

14. Successors; Binding Agreement.

A. This Agreement shall not be terminated by any merger or consolidation of the Company whereby the Company is or is not the surviving or resulting corporation or as a result of any transfer of all or substantially all of the assets of the Company. In the event of any such merger, consolidation or transfer of assets, the provisions of this Agreement shall be binding upon the surviving or resulting corporation or the person or entity to which such assets are transferred.

B. The Company agrees that concurrently with any merger, consolidation or transfer of assets referred to in this Section 14, it will cause any successor or transferee to unconditionally assume, by written instrument delivered to you (or his beneficiary or estate), all of the obligations of the Company hereunder. Failure of the Company to obtain such assumption prior to the effectiveness of any such merger, consolidation or transfer of assets shall be a breach of this Agreement and shall entitle you to compensation and other benefits from the Company in the same amount and on the same terms as you would be entitled hereunder if your employment were terminated without Cause. For purposes of implementing the foregoing, the date on which any such merger, consolidation or transfer becomes effective shall be deemed the date of termination.

C. This Agreement shall inure to the benefit of and be enforceable by your personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If you shall die while any amounts would be payable to you hereunder had you continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to such person or persons appointed in writing by you to receive such amounts or, if no person is so appointed, to your estate.

15. Severability. If any term of this Agreement is held to be invalid, void or unenforceable, the remainder of this Agreement shall remain in full force and effect and shall in no way be affected and the parties shall use their best efforts to find an alternative way to achieve the same result.

16. Integrated Agreement. This Agreement supersedes any prior agreements, representations or promises of any kind, whether written, oral, express or implied between the parties hereto with respect to the subject matters herein, including, but not limited, to the Employment Agreement. It constitutes the full, complete and exclusive agreement between you and the Company with respect to the subject matters herein. This Agreement cannot be changed unless in writing, signed by you and the Chief Executive Officer of the Company and approved by the Board of Directors of the Company (or the Committee, if permitted by the Committee’s charter).

17. Waiver. No waiver of any default hereunder shall operate as a waiver of any subsequent default. Failure by either party to enforce any of the terms or conditions of this Agreement, for any length of time or from time to time, shall not be deemed to waive or decrease the rights of such party to insist thereafter upon strict performance by the other party.

18. Notices. All notices and communications required or permitted hereunder shall be in writing and shall be deemed given (a) if delivered personally, (b) one (1) business day after being sent by Federal Express or a similar commercial overnight service, or (c) three (3) business days after being mailed by registered or certified mail, return receipt requested, prepaid and addressed to the following addresses, or at such other addresses as the parties may designate by written notice in the manner aforesaid:

If to the Company:	Health Net, Inc.
Organization Effectiveness Department
21650 Oxnard Street, 22nd Floor
Woodland Hills, CA 91367
Attention: Karin Mayhew

If to the Employee:	Mr. David W. Olson
[ADDRESS]

19. Governing Law. The interpretation, construction and performance of this Agreement shall be governed by and construed and enforced in accordance with the internal laws of the State of Delaware without regard to the principle of conflicts of laws. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provisions of this Agreement, which other provisions shall remain in full force and effect.

20. Survival and Enforcement. Sections 3, 8, 10, 12 and 13 of this Agreement and any rights and remedies arising out of this Agreement shall survive and continue in full force and effect in accordance with the respective terms thereof, notwithstanding any termination of this Agreement or your employment. The parties agree that the Company would be damaged irreparably in the event any provision of Sections 3 or 13 of this Agreement were not performed in accordance with its terms or were otherwise breached and that money damages would be an inadequate remedy for any such nonperformance or breach. Therefore, the Company or its successors or assigns shall be entitled in addition to other rights and remedies existing in their favor, to an injunction or injunctions to prevent any breach or threatened breach of any of such provisions and to enforce such provisions specifically (without posting a bond or other security).

21. Acknowledgement. You acknowledge that you have had the opportunity to discuss the content of this Agreement with and obtain advice from your attorney, have had sufficient time to and have carefully read and fully understood all of the provisions of this Agreement, and you are knowingly and voluntarily entering into this Agreement. You further acknowledge that you are obligated to become familiar with and comply at all times with all written policies of the Company.

In order to confirm your agreement with the Company and your acceptance of these terms, please sign one copy of this letter agreement and return it to me.

Sincerely,

/s/ Karin D. Mayhew
Karin D. Mayhew
Senior Vice President, Organization Effectiveness

cc:	Jay Gellert

Debbie J. Colia/D.W. Olson Personnel File

This will confirm my agreement to the terms of my employment with the Company as set forth in this letter agreement.

/s/ David W. Olson
David W. Olson